EXHIBIT 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                                    Three months                  Six months
                                                                   ended June 30,               ended June 30,
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                                                                 2003         2002            2003         2002
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                                                                      (Dollars, except per share amounts,
                                                                           and shares in thousands)

Income (Numerator):
Income from continuing operations                          $    87,367       41,482         171,286       84,599
Discontinued operations, net of tax                                  -       37,281               -       64,931
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Net income                                                      87,367       78,763         171,286      149,530

Dividends applicable to preferred stock                            (99)        (100)           (199)        (199)
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Net income applicable to common stock                           87,268       78,663         171,087      149,331
Dividends applicable to preferred stock                             99          100             199          199
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Net income as adjusted for purposes of computing
 diluted earnings per share                               $     87,367       78,763         171,286      149,530
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Shares (Denominator):
Weighted average number of shares:
      Outstanding during period                                143,423      141,431         143,222      141,343
      Employee Stock Ownership Plan shares not
       committed to be released                                    (94)        (188)           (113)        (207)
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Number of shares for computing basic earnings per share        143,329      141,243         143,109      141,136
Incremental common shares attributable to
 dilutive securities:
      Conversion of convertible securities                         435          435             435          435
      Shares issuable under stock option plan                      711        1,027             592        1,108
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Number of shares as adjusted for purposes of computing
 diluted earnings per share                                    144,475      142,705         144,136      142,679
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Basic earnings per share
   From continuing operations                             $        .61          .29            1.20          .60
   From discontinued operations                           $          -          .26               -          .46
   Basic earnings per share                               $        .61          .56            1.20         1.06


Diluted earnings per share
   From continuing operations                             $        .60          .29            1.19          .59
   From discontinued operations                           $          -          .26               -          .46
   Diluted earnings per share                             $        .60          .55            1.19         1.05
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